EXHIBIT 10.7



October 13, 2004

Mr. Michael Walker


Dear Michael,

The following is a summary of the terms of employment that we have discussed with you. Upon the funding of an equity offering, you will become the CEO of Q Matrix. Your base pay will be $200,000 payable semi-monthly. Your salary will be reviewed annually thereafter. You will receive an opportunity to achieve cash bonus equal to 40% of your base salary. The bonus will be based upon criteria set by the Board of Director's compensation committee.

Upon becoming the CEO, you will be granted an additional 625,000 stock options to bring your total up to 700,000 options. This is expected to represent approximately five percent (5%) of the undiluted post PIPE outstanding shares. These options will vest over four years and be exercisable at a price to be determined at the time of grant. You will receive a three-year employment contract with a guarantee of one year. Additionally, you will receive a $750.00 auto allowance and coverage you and your qualified dependents under the Q Matrix medical plan.

We look forward to a long and mutually rewarding relationship.

Sincerely,



Daniel J. Brinker
Chairman of the Board
Q Matrix, Inc.


Agreed to: /s/ Daniel Brinker
           Dan Brinker, Chairman


Agreed to: /s/ Michael Walker
           Michael Walker